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EXHIBIT 10.33
Portions Subject to Confidential Treatment Request Under Rule 406

Pfenex Expression Technology™
COMMERCIAL LICENSE AGREEMENT

        This Agreement is effective as of the latest date of signing below and is by and between Dow Global Technologies Incorporated ("Dow"), a Delaware corporation having its principal offices at 2030 Dow Center, Midland, MI, 48674 USA and VGX Pharmaceuticals, Inc, a Delaware corporation ("VGX") having a principal place of business at 450 Sentry Parkway, Blue Bell, PA 19422.

        VGX further desires to secure a non-exclusive license to Dow's Pfenex Expression Technology™ for the clinical and commercial production of Product.

        Accordingly, in consideration of the premises and the mutual covenants of this Agreement, the parties hereto agree as follows:

Article 1    DEFINITIONS

        1.01    Affiliates:    "Affiliates" shall mean any entity that, directly or indirectly through one or more intermediates, controls, is controlled by or is under common control with either VGX or Dow, where "controls", "controlled by", and "is under common control" means ownership, directly or indirectly, of fifty percent (50%) or more of the voting equity interest in the entity or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of that entity, whether through ownership or voting securities, by contract or otherwise.

        1.02    Biological Material:    "Biological Material" shall mean Dow proprietary strains of transformed Pseudomonas fluorescens genetically engineered to express Product. It includes Dow proprietary strains of Pseudomonas fluorescens, Dow proprietary plasmids and expression vectors for transforming Pseudomonas fluorescens, Dow proprietary nucleic acid and protein based probes relating to genetic transformation of Pseudomonas fluorescens, and Dow proprietary plasmids and expression vectors for transforming Pseudomonas fluorescens to express Product, and Dow proprietary nucleic acid and protein based probes relating to genetic transformation of Pseudomonas fluorescens that express Product.

        1.03    Calendar Year:    "Calendar Year" shall mean January 1st and ending December 31st.

        1.04    Calendar Quarter:    "Calendar Quarter" shall mean a three month period ending March 31, June 30, September 30 or December 31.

        1.05    Commercially Reasonable Efforts:    "Commercially Reasonable Efforts" shall mean, with respect to the development, manufacture, or commercialization of a Product, that level of effort and resources customarily applied in the research-based biopharmaceutical industry to a product of similar commercial potential at a similar stage in its lifecycle, taking into consideration its safety and efficacy, cost to develop, the competitiveness of alternative products, its proprietary position, likelihood of regulatory approval, profitability and all other relevant factors.

        1.06    Confidential Information:    "Confidential Information" shall mean any and all proprietary information including know-how, data, intellectual property, trade secrets, and other physical materials, and information (including without limitation, information related to technical, business, including customer names, information or addresses, and intellectual property matters), including information contained in Royalty Reports, Status Reports, Termination Royalty Report, Biological Material, Patent Rights, Know-How Technology, Product, information and know-how related to the Product owned or held by either party to this Agreement, now and in the future which is disclosed by either party to the other party in connection with this Agreement. The Confidential Information shall include proprietary information disclosed in writing or other tangible form, including samples of materials. If Confidential Information is disclosed orally, the Confidential Information shall be summarized in written form within thirty (30) days by the disclosing party and a copy provided to the recipient.

        1.07    Contract Manufacturer:    "Contract Manufacturer" shall mean anyone under an agreement with VGX for the manufacture of Product.

        1.08    Effective Date:    "Effective Date" shall mean the last date of execution of this Agreement.

        1.09    Field:    "Field" shall mean production, clinical and commercial activities related to Product as it relates to human therapeutic use.

        1.10    Foreign Regulatory Authority:    "Foreign Regulatory Authority" means any applicable regulatory agency, or other governmental entity or authority of any country or regulatory jurisdiction having responsibility in such country or regulatory jurisdiction for any regulatory approvals of any kind necessary for the development, pre-clinical and/or human clinical testing, manufacture, supply, marketing and/or sale of Product in such country or regulatory jurisdiction. Such approvals include, but are not limited to, a new drug study or clinical license certificate under the Special Access Programme (SAP), the Medicines and Healthcare products Regulatory Agency, or the Federal Institute for Drugs and Medical Devices.

        1.11    Improvements:    "Improvements" shall mean all discoveries and/or inventions (whether patented or not) made during the term of this Agreement by VGX which constitute (i) a modification of Biological Material; (ii) a modification of Know-How Technology; or (iii) which, if practiced, would infringe any of the claims of Patent Rights or which relate directly or indirectly to the Pfenex Expression Technology™. Made as used herein means the discovery or invention was conceived or reduced to practice. Improvements do not include any inventions or discoveries related to Product alone.

        1.12    Improvement Report:    "Improvement Report" shall mean a written report that provides sufficient information so that Dow may practice such Improvement and if necessary such report shall also include the transfer of material necessary to practice Improvements. Such report will be made January 31st of each year.

        1.13    Know-How Technology:    "Know-How Technology" shall mean Dow's technical information and materials, including without limitation, technology, data, bacterial strains, genetic constructs, computer software and algorithms for controlling fermentation vessels and related equipment, chemicals, inventions (patentable or otherwise), practices, methods, knowledge, know-how, skill, and experience related directly or indirectly to the Biological Material.

        1.14    Licensed Territory:    "Licensed Territory" shall mean worldwide.

        1.15    Net Sales:    "Net Sales" shall mean ******.

        "Net sales" shall not include any consideration received with respect to a sale, use or other disposition of any Product as part of a clinical trial prior to the receipt of applicable Regulatory Approval for the Product.

        Sales of a Product to an Affiliate or VGX Partner shall be excluded from Net Sales calculations, it being understood and agreed that sales of a Product by such Persons shall be included in Net Sales, as provided above.

******.

        1.16    Parties:    "Parties" shall mean collectively Dow and VGX.

        1.17    Party:    "Party" shall mean either Dow or VGX as the case may be.

        1.18    Patent Rights:    "Patent Rights" shall mean Dow owned or controlled patent applications U.S. Application No. 10/590,095, 10/590,185, 10/994,138, 10/996,007, 11/400,840, 11/189,375 and U.S. Provisional Application titled "Codon Optimization Method" and any divisional, continuation, foreign equivalent, substitute, renewal, extension, reissue, reexamination, patents of addition, supplemental protection certificate, or application therefore or patent issuing therefrom.

        1.19    Pfenex Expression Technology™:    "Pfenex Expression Technology™" shall mean Patent Rights and Know-How Technology related to or using directly or indirectly the Biological Material.

        1.20    Product:    "Product" shall mean the Vpr protein produced by the Production Strain as defined in the IND filing that shall be provided to DOW by VGX within ten (10) business days of the IND filing, expressed utilizing DOW's proprietary Pfenex Expression Technology™, DOW Know-How Technology and/or the Production Strain. For the avoidance of doubt this Commercial License shall be for a single product. The amino acid sequence of the Product is defined in Appendix B of this Agreement.

        1.21    Production Strain:    "Production Strain" shall mean a codon optimized Pseudomonas fluorescens strain that is derived from the Pfenex Expression Technology™ provided by Dow to VGX pursuant to this Agreement including VGX's gene encoding for the Vpr protein and is the strain designated CS469-002 (cytoplasmic) created as part of the Services under the Letter Agreement between VGX and DOW with an effective date of February 9, 2006. Additionally, the five (5) other strains designated CS469-001, CS469-003, CS469-007, CS469-008, CS469-009 and developed under the services performed as part of the Letter Agreement between VGX and DOW (dated February 9, 2006) are also included under "Production Strain". The nucleotide sequences of each Production Strain are listed in Appendix C of this Agreement.

        1.22    Royalty Report:    "Royalty Report" shall mean the written report due under this Agreement that report Royalties due under the Agreement. The Royalty Report is due at the end of each Calendar Quarter.

        1.23    Termination Royalty Report:    "Termination Royalty Report" shall mean the Royalty Report that is due after termination of this Agreement.

        1.24    Third Party:    "Third Party" shall mean any person, organization, firm, corporation, partnership or entity other than Dow, VGX and their respective Affiliates.

        1.25    VGX Partner:    "VGX Partner" shall mean anyone under an agreement with VGX relating to the development, marketing, promotion or distribution of Product.

Article 2    LICENSE GRANT AND TRANSFER OF BIOLOGICAL MATERIAL

        2.01    Grant to VGX:

  (a)
  Dow hereby grants to VGX and its Affiliates a non-exclusive, non-sublicensable, royalty-bearing license under the Patent Rights and Know-How Technology to use said Pfenex Expression Technology™ to make, have-made, use and sell Product for clinical and commercial use. In the exercise of its have-made rights under this section, VGX shall obtain Dow's prior consent to VGX's selection of a Contract Manufacturer, such consent not to be unreasonably withheld, delayed, or conditioned. For the avoidance of doubt, it is understood that the purpose of requiring Dow's consent is to provide reasonable assurance to Dow that the proposed Contract Manufacturer or VGX Partner is subject to enforceable agreements imposing the same confidentiality and limited use obligations with respect to Dow's

    Confidential Information and the Pfenex Expression Technology™ as are undertaken by VGX under this Agreement, that the proposed Contract Manufacturer or VGX Partner is located in a country or countries subject to the rule of law and having functioning judicial systems for the enforcement, if necessary, of such obligations, and such parties agree in writing to be bound by terms and conditions at least as restrictive as those contained in this Agreement. VGX, VGX Partner, and/or Contract Manufacturer shall not use any Biological Materials or Know-How Technology for research or production that is not specifically related to Product. VGX shall not have any right to sublicense or transfer its rights under this Agreement. Except for production of Product using the Pfenex Expression Technology™, VGX shall not use any Biological Materials or Know-How Technology for research or production.

  (b)
  Dow hereby grants to VGX and its Affiliates an exclusive, non-sublicensable, royalty-bearing license under the Patent Rights and Know-How Technology to the Pfenex Expression Technology™ to use the Production Strain to make and/or have made Product. In the exercise of its have-made rights under this section, VGX shall obtain Dow's prior consent to VGX's selection of a Contract Manufacturer, such consent not to be unreasonably withheld, delayed, or conditioned.

        2.02    Notwithstanding the foregoing, VGX reserves the right to sublicense the Product to a Third Party. Licensee shall assure the performance of the confidentiality and limited use obligations by its Contract Manufacturer or Licensee Partner and any such agreement shall include terms and conditions at least as restrictive as the terms and conditions in this Agreement.

        2.03    Transfer of Biological Material and Technical Support:    Upon execution of this Agreement, Dow shall transfer Biological Material and the Know-How Technology package to VGX and the Know-How Technology package will be added as Appendix A. Dow shall provide commercially reasonable technical assistance to VGX in the use of Biological Material and Know-How Technology at Dow's prevailing hourly rate at the time technical assistance is provided.

        2.04    Parties' Roles:    VGX shall have complete control of purchasing and the detailed design, construction and operation (including maintenance) of the equipment necessary to produce Product using Pfenex Expression Technology™. Dow's role is a technical advisor. Among other things, this means that VGX is solely responsible for all of the following: (i) safety, (ii) the selection, retention, supervision, performance, and payment of qualified engineer(s), constructor(s) and/or contractor(s), (iii) the detailed design, and the construction, operation and maintenance of the equipment necessary to produce Product using Pfenex Expression Technology™ and all of its component parts, (iv) the inspection and the structural and mechanical conditions of any and all equipment and materials included in or added to the equipment necessary to produce Product using Pfenex Expression Technology™, and (v) the training of the operating and maintenance personnel.

Article 3    MILESTONE AND MAINTENANCE PAYMENTS, ROYALTIES, AND ROYALTY REPORTS

        3.01    Milestone & Maintenance Payments:    As partial consideration for the granting of this license, VGX agrees to pay Dow:

        (a)   the sum of ****** payable annually on each anniversary of the acceptance of an Investigational New Drug Application (IND) or the equivalent filing with a Foreign Regulatory Authority for the Product until the first milestone as described in 3.01(b) is achieved;

        (b)   the sum of ****** payable within thirty (30) days of submission for the Product of a Biologics License Application (BLA) or a New Drug Application (NDA) or the equivalent foreign regulatory authority anywhere in the world. ******;

        (c)   the sum of ****** payable within thirty (30) days of receipt of marketing approval for the Product by the Food and Drug Administration or the equivalent foreign regulatory authority anywhere in the world.

        For the avoidance of doubt these sums shall not be applied against any royalty payments due under Article IV hereof.

        3.02    Royalty Payments:    Licensee shall pay Dow an earned royalty ("Royalty Rate") of ***** percent with respect to any Product sold in any country *****

*****

        After the expiration of the royalty period in any country, ***** royalties shall be payable in respect of Net Sales of Product in such country and, thereafter, the license granted to VGX with respect to Product in such country shall become *****.

        All Royalties shall be due and payable no later than thirty (30) calendar days after the end of each Calendar Quarter. Such Royalties shall be due and payable regardless of whether Licensee shall have provided Dow with the Royalty Report relating thereto. In the event that Licensee shall fail to provide Dow with any Royalty Report within thirty (30) days after the end of any Calendar Quarter, Licensee shall pay to Dow a Royalty equal to the average Royalty Payments for the two (2) immediately preceding calendar quarters for which a Royalty Report was provided. After Licensee provides Dow with a Royalty Report, Licensee will adjust its Royalty Payment to Dow to reflect the actual amounts owed. If necessary, Dow will provide a credit for the next Calendar Quarter.

        3.03    Royalty and Royalty Reports:    Commencing in the calendar year in which the Product receives regulatory approval, VGX agrees to make written Royalty Reports to Dow quarterly, where Royalty Reports and Royalties are due quarterly, and VGX shall use commercially reasonable efforts to provide Royalty Reports within thirty (30) days of the end of each Calendar Quarter. The Royalty Report must be submitted within sixty (60) days after the end of each Calendar Quarter. Royalty Reports shall provide the total Net Sales of Product sold or value received during the preceding three (3) calendar months. The first Royalty Report shall include all Net Sales of Product sold from the Effective Date of this Agreement to the date of said Royalty Report. Such quarterly Royalty Reports shall provide the particulars of the sale of Product during such Calendar Quarter conducted by VGX during the preceding three (3) month period under this Agreement as are pertinent to a royalty accounting. These shall include at least the following:

  a.
  total sale or transfer of Product and country of sale or transfer;

  b.
  deductions applicable, if any;

  c.
  total Royalties due on such sales or transfers; and

  d.
  payment of Royalty for the period of the Royalty Report based on Net Sales of Product.

        3.04    Royalty Report after Termination:    VGX shall provide a Termination Royalty Report to Dow within sixty (60) days after the date of any termination of this Agreement. The Termination Royalty Report shall provide the total Product Net Sales up to such date of termination which were not previously reported to Dow. Concurrently with the making of this Termination Royalty Report, VGX will pay to Dow all Royalties due.

        3.05    Methods for Payment of Milestone Fees and Royalties:

  (a)
  Each payment to Dow shall be made by wire transfer to the following destination:

      Citibank NA, New York
      ABA # 021000089
      Account # 4074 - 8654
      The Account of DGTI
      Ref: royalty payment

  (b)
  Royalty reports shall be addressed to the following address:

      DGTI
      North American Financial and Statutory Accounting
      2020 Dow Center
      Midland, MI 48674
      Attn: Treasury Accounting-MISC C.D.

    or another location in the United States which Dow may subsequently designate from time to time by notice to VGX.

        3.06    Late Payments:    If VGX fails to pay on the due date any amount which is payable under this Agreement, then, without prejudice to other sections of this Agreement, that amount shall bear interest compounded quarterly from the due date until payment is made in full, both before and after any judgment, at an annual rate of two (2) percentage points above the prime commercial lending rate quoted by Citibank, New York, NY on the day payment was due, until paid.

        3.07    Status Reports:    Status reports shall be provided to Dow annually on January 31st of each Calendar Year. In each report VGX shall provide Licensor a clinical status report detailing the clinical status and projected commercialization date of each Product. VGX shall also provide the identity in each report of any research and development activities that employ the Patent Rights, Pfenex Expression Technology, Biological Material, or Know-How Technology. These reports shall be sent to the address provided in Section 12.01, with a copy to the address provide in Section 3.05(b).

Article 4    RETENTION BY VGX AND ACCESS TO RECORDS

        4.01    Records:    VGX shall keep records in accordance with customary accounting practices and in sufficient detail showing the amount of Products sold or otherwise transferred to Third Parties to permit the determination of royalties due to Dow. VGX shall keep complete records relating to the activities and requirements under Article 3 such that records shall be in sufficient detail to enable the Royalties payable hereunder by VGX to be clearly and fully determined. VGX further agrees to permit its books and records relating to the activities and requirements under Article 3, including without limitation such books and records relating to VGX Partner, to be examined no more than once in any two consecutive Calendar Quarters to verify the reports provided under this Agreement, such confidential examination to be made at Dow's discretion by either: (i) an independent auditing firm appointed by and at the expense of Dow, which firm shall be reasonably acceptable to VGX, or (ii) Dow's internal auditors. Such records shall be kept and examination thereof shall be limited to a period of time no more than three (3) Calendar Years after the close of the fiscal year to which the records pertain. In the event that VGX shall include a VGX Partner to the extent permitted hereunder, VGX shall (a) cause such VGX Partner to incorporate audit rights in favor of VGX substantially identical to the provisions of this Section 4.01, and (b) use commercially reasonable efforts to enforce such audit rights with respect to such VGX Partner.

        4.02    Financial Information.    VGX shall provide to Dow annual audited financial statements, as may be prepared by or on behalf of VGX, within ninety (90) days after the close of each fiscal year during the Agreement Term, subject to assumption by Dow of customary and reasonable confidentiality obligations regarding such information.

Article 5    CONFIDENTIALITY

        5.01    Confidential Information:    It is anticipated that it will be necessary, in connection with their obligations under this Agreement, for VGX and Dow to disclose to each other Confidential Information.

        5.02    Confidentiality and Limited Use:    With respect to all Confidential Information, both VGX and Dow agree as follows, it being understood that "recipient" indicates the Party receiving the confidential, proprietary information from the other "disclosing" Party. Confidential Information, Biological Material and Know-How Technology provided or disclosed to the recipient shall remain the property of the disclosing Party and shall be maintained in confidence by the recipient and shall not be provided or disclosed to Third Parties by the recipient and, further, shall not be used except for purposes contemplated in this Agreement. Parties may disclose Confidential Information to officers, directors, employees, associates, agents, consultants, contractors, and Affiliates. All confidentiality and limited use obligations with respect to the Confidential Information shall terminate fifteen (15) years after the termination date of this Agreement.

        5.03    Confidentiality Exceptions:    Notwithstanding any provision to the contrary, a Party may disclose Confidential Information of the other Party provided that the disclosing Party notifies the other Party and allows the other Party's attorneys the chance to respond to the request to disclose Confidential Information directly with the court or government body, through the disclosing Party's attorneys if necessary: (i) in connection with an order of a court or other government body or as otherwise required by or in compliance with law or regulations; provided that the disclosing Party provides the other Party with notice and cooperates with the other party in taking reasonable measures to obtain confidential treatment thereof; (ii) in confidence to recipient's attorneys, accountants, banks and financial sources and its advisors, who are under an obligation of confidentiality; or (iii) in confidence, in connection with the sale of substantially all the business assets to which this Agreement relates, so long as, in the case of a disclosure under (ii) or (iii) hereof, the person or entity to which disclosure is made is bound to confidentiality on terms consistent with the terms set forth herein. The obligations of confidentiality and limited use shall not apply to any of the Confidential Information which:

          (a)   is publicly available by publication or other documented means or later becomes likewise publicly available through no act or fault of recipient; or

          (b)   is already known to recipient before receipt from the disclosing party, as demonstrated by recipient's written records; or

          (c)   is made known to recipient by a Third Party who did not obtain it directly or indirectly from the disclosing party and who does not obligate recipient to hold it in confidence; or

          (d)   is independently developed by the recipient as evidenced by credible written research records of recipient's employees or agents who did not have access to the disclosing party's Confidential Information.

        Specific information should not be deemed to be within any of these exclusions merely because it is embraced by more general information falling within these exclusions.

        5.04    Disclosures to Personnel:    Recipient agrees to advise those of its officers, directors, employees, associates, agents, consultants, contractors and Affiliates who become aware of the Confidential Information, of these confidentiality and limited use obligations and agrees, prior to any disclosure of Confidential Information to such individuals or entities, to make them bound by obligations of confidentiality and limited use no less onerous as those contained in this Agreement. If VGX requests that Dow send information and/or materials to a third party contractor, VGX must make such request in writing to Dow and confirm that the third party contractor is bound by obligations of confidentiality and limited use no less onerous as those contained in this Agreement. If Dow requests that VGX send information and/or materials to a third party contractor, DOW must make such request in writing to VGX and confirm that the third party contractor is bound by obligations of confidentiality and limited use no less onerous as those contained in the agreement.

        5.05    Return of Confidential Information:    Upon termination of this Agreement, originals and copies of Confidential Information in written or other tangible form and all Biological Material shall be returned to the disclosing party by recipient or destroyed by recipient. One copy of each document may be retained in the custody of the recipient's legal counsel solely to provide a record of what disclosures were made.

        5.06    Confidential Status of Agreement:    Except insofar as required to be disclosed by law, rule, regulation, or order (including any of the rules and regulations of a relevant stock exchange or other governing body, specifically including the Securities & Exchange Commission (SEC)): (a) this Agreement, the terms of this Agreement, and all financial records and reports kept and made in accordance with this Agreement, shall be deemed to be Confidential Information subject to the requirements of Sections 5.02, 5.03, and 5.04; and (b) neither Party shall (i) make public disclosures concerning this Agreement, its terms, or financial rights and obligations without obtaining the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed, (ii) respond to a request for information concerning this Agreement without informing the other Party before responding to such request, or (iii) publicly disclose financial terms, payments, records or reports kept or made hereunder unless under court order or under regulatory order, in each case after all appeals have been exhausted by the Parties.

        5.07    Remedies:    Each Party acknowledges and agrees that due to the unique nature of the other Party's Confidential Information, there may be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow such Party or third parties to unfairly compete with such other Party resulting in irreparable harm to such other Party, except as otherwise noted in this Agreement. Therefore, the breaching Party agrees to grant to the non-breaching Party, a world-wide, non-exclusive, sublicensable, irrevocable royalty-free license to make, use, or sell any patentable discovery resulting from breaching Party filing patent applications related to the unauthorized use of non-breaching Party's Confidential Information. Futhermore, upon any breach or any threat thereof, such other Party shall be entitled to seek appropriate equitable relief in addition to whatever remedies it might have at law. Each Party will notify the other Party in writing immediately upon the occurrence of any such unauthorized release or other breach of which it is aware.

Article 6    DISCLAIMERS, INDEMNIFICATION, HOLD HARMLESS AND INSURANCE

        6.01    Representations and Warranties:    Dow has the right to license Patent Rights and Know-How Technology to the extent required for the grant of rights contained herein and has the power and authority to enter into this Agreement.

        6.02    No Other Warranties:

        EXCEPT FOR THE EXPRESS WARRANTIES IN SECTION 6.01, DOW MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, REGARDING:

  PATENT RIGHTS, KNOW-HOW TECHNOLOGY, IMPROVEMENTS, PFENEX EXPRESSION TECHNOLOGY™, PRODUCT AND BIOLOGICAL MATERIAL (INCLUDING, WITHOUT LIMITATION, THE VALIDITY OR SCOPE OF THE PATENT RIGHTS) OR INCLUDING, WITHOUT LIMITATION, PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR THE NON-INFRINGEMENT OF ON THIRD PARTY PROPERTY RIGHTS.

        6.03    VGX Indemnification:    Except to the extent caused by the negligence or willful misconduct of Dow, VGX will defend and indemnify against, and hold Dow and its employees, directors, officers and agents harmless from, any loss, cost, liability or expense (including court costs and reasonable fees of attorneys and other professionals) incurred from any claim arising or alleged to arise out of the manufacture, use, distribution or sale of product by VGX; provided, however, that (i) VGX shall have sole control of such defense, (ii) Dow shall provide notice promptly to VGX of any actual or threatened claim of which Dow becomes aware, (iii) and VGX has no indemnification obligations or liability for any claim that is based solely upon the use by VGX of patent rights, biological material or Pfenex Expression Technology™. In no event shall Dow be liable for any consequential, special, punitive, exemplary, indirect or incidental damages arising from this agreement or performance under this Agreement (including loss of anticipated profits, loss of use, or loss of product). VGX will bear responsibility with regard to any matter arising out of or related to the VGX's use of Dow's Patent Rights, Know-How Technology, Improvements, Pfenex Expression Technology™, and Biological Material, except to the extent that such liability is due to negligence or willful misconduct of Dow. VGX has the duty to promptly notify Dow of any claim relating to Dow's Patent Rights, Know-How Technology, Improvements, Pfenex Expression Technology™, and Biological Material or the Product. Additionally, Dow has the right to assume and/or participate in the defense of any claim.

        6.04    Dow Indemnification:    Except to the extent caused by the negligence or willful misconduct of VGX, Dow will defend and indemnify against, and hold VGX, and its employees, officers, directors and agents harmless from any loss, cost, liability or expense *****. Dow shall have sole control of such defense. In no event shall VGX be liable for any consequential, special, punitive, exemplary, indirect or incidental damages arising from this agreement or performance under this Agreement (including loss of anticipated profits, loss of use, or loss of product). This waiver applies regardless of whether or not the damages were foreseeable, and regardless of the theory or cause of action upon which the damages might be based.

        6.05    Limited Liability:    Neither party shall be liable to the other for any loss of profits, loss of business, interruption of business, indirect, special or consequential damages of any kind suffered by such other party for breach hereof, whether based on contract or tort claims or otherwise, even if such party has been advised of the possibility of such loss.

        6.06    VGX Insurance:    At all times while this Agreement is in effect, VGX will procure and maintain, at its own expense and for its own benefit, Comprehensive/Commercial General Liability Insurance, including coverage for Contractual Liability and Products Liability (including coverage for human clinical trials), having a bodily injury, death, and property damage combined single limit of at least ****** per occurrence. Prior to commencement of any commercial product sales, VGX will procure and maintain, at its own expense and for its own benefit, Product Liability insurance having a bodily injury, death, and property damage combined single limit of at least ****** per occurrence. The scope of the Product Liability coverage to be provided is to be similar to standard ISO forms (e.g. 1998 Commercial General Liability ISO form #CG 00 01 01 98 or CG 00 02 01 98). If the insurance to be provided is in a form similar to ISO policy form CG 00 02 01 98 (claims made form), then the policy shall contain an extended reporting period; of at least three (3) years; any Retroactive Date under said policy shall be no later than the Effective Date of this Agreement.

  (a)
  VGX will furnish Dow a certificate(s) from an insurance carrier or carriers (having a minimum AM Best rating of A-) showing all insurance set forth above. The certificate(s) will include the following statement: "The insurance certified hereunder is applicable to contracts between Dow Global Technologies Inc. and the Insured. This insurance may be canceled or altered only after thirty (30) days written notice to Dow Global Technologies Inc." The insurance will be endorsed and the certificate(s) will confirm that the insurance (1) names Dow Global Technologies Inc. and its affiliates as additional insureds with respect to the liability of VGX arising from this Agreement; (2) provides that such insurance is primary and non-contributing to any liability insurance carried by Dow Global Technologies Inc.; and (3) provides that underwriters and insurance companies of VGX may not have any right of subrogation against Dow Global Technologies Inc. and its affiliates. The insurance will contain no more than a typical industry deductible/SIR.

        6.07    Dow Insurance:    At all times while this Agreement is in effect, Dow will maintain, at its own expense and for its own benefit, Comprehensive/Commercial General Liability (CGL) Insurance, including coverage for Contractual Liability, having a bodily injury, death, and property damage combined single limit of at least ****** per occurrence. Upon request Dow will furnish VGX a certificate(s) from an insurance carrier or carriers (having a minimum AM Best rating of A-) showing all insurance set forth above. The certificate(s) will include the following statement: "The insurance certified hereunder is applicable to contracts between VGX Pharmaceuticals, Inc. and the Insured. This insurance may be canceled or altered only after thirty (30) days written notice to VGX Pharmaceuticals, Inc." The insurance will be endorsed and the certificate(s) will confirm that (1) the insurance names VGX Pharmaceuticals, Inc and its Affiliates as additional insureds with respect to the liability of Dow arising from this Agreement; (2) provides that such insurance is primary and non-contributing to any liability insurance carried by VGX Pharmaceuticals, Inc.; and (3) provides that underwriters and insurance companies of Dow may not have any right of subrogation against VGX Pharmaceuticals, Inc. and its affiliates. The insurance will contain no more than a typical industry deductible/SIR.

        6.08    Dow and VGX each agree to waive any right of recovery against the other and their respective Affiliates for any loss or damage of the type covered by the insurance to be procured and maintained under this Agreement regardless of whether or not such insurance is so maintained.

        6.09    Failure of any of the terms and conditions of the Insurance provision will be deemed a material breach of this Agreement.

Article 7    PATENTS, IMPROVEMENTS AND INFRINGEMENT OF DOW'S PATENT RIGHTS BY THIRD PARTIES

        7.01    Grant-Back:

        (a)   When an Improvement is made or discovered by VGX and/or its Affiliates, and such Improvement would not have arisen but for the presence of Pfenex Expression Technology™, Biological Material, or Know-How Technology, and such Improvement relates to Pfenex Expression Technology™, Biological Material, or Know-How Technology and do not include Product, VGX and its employees and/or its Affiliates hereby assign its entire right, title and interest in such Improvement to Dow and agree to cooperate with Dow in obtaining patent protection therefore at Dow's cost, including, but not limited to the execution of any and all lawful papers in the U.S. and foreign patent offices. Dow hereby grants VGX the ability to use such Improvement under the terms of this Agreement to the extent Dow has the right to convey the right to practice the Improvement to Licensee.

        (b)   Notwithstanding the foregoing, VGX shall not file any patent applications which disclose, describe or require the presence of Pfenex Expression Technology™, Biological Material, or Know-How Technology absent consent from Dow. For the avoidance of doubt, Dow agrees that it shall consent to disclosure in patent applications filed by VGX concerning VGX's Product and the use of Dow's Confidential Information as may be reasonably necessary to comply with the legal standards of disclosure and description. Dow will have the right to review all sections and examples relating to Pfenex Expression Technology™, Biological Material, or Know-How Technology thirty (30) days before the filing of such patent application. If VGX files such an application outside the scope of 7.01(a), VGX and/or its Affiliates hereby grant Dow and its Affiliates irrevocable world-wide, exclusive, royalty-free licenses to such Improvement with the right to sublicense such rights to Third Parties, with the right to further sublicense.

        7.02    Patent Infringement:    Should VGX become aware of any infringement or alleged infringement of any Patent Rights, VGX shall promptly notify Dow in writing of the name and address of the alleged infringer and of the alleged acts of infringement, and provide any available evidence of the alleged acts of infringement. Dow shall not be obligated to prosecute against any Third Party any suit for infringement of the aforesaid Patent Rights. In the event that Dow decides to bring a patent infringement suit against the alleged Third Party infringer, VGX shall cooperate with Dow in the prosecution of any legal infringement action and agrees to provide Dow with pertinent data and evidence which may be helpful in the prosecution of such action of which it may have knowledge or which may be readily available to it.            Dow shall reimburse VGX for reasonable expenses incurred by VGX in assisting Dow in this matter. Dow shall have the exclusive right (but not the obligation) to institute and conduct legal action against Third Party infringers of the Patent Rights, and to enter into such settlement agreements as may be deemed appropriate by Dow. Dow shall receive the full benefits of any compensatory or punitive damages it obtains pursuant to bringing such suit.

        7.03    Invalidity of Patent Rights:    If, at any time during this Agreement, Dow shall be unable to uphold the validity of any of the Patent Rights against any alleged infringer, VGX shall not have or assert any damage claim or a claim for refund or reimbursement against Dow. In the event that Patent Rights are not upheld, royalties shall continue under this Agreement for VGX's rights under Pfenex Expression Technology™. However, in the event Patent Rights are not upheld and VGX is required to pay duplicate royalties to a Third Party, VGX shall pay Dow a reduced royalty rate of the royalty rate minus the duplicate royalty rate. For the purpose of clarity any patent that has not been withdrawn, cancelled, abandoned, disclaimed, revoked or held unpatentable, invalid or unenforceable by a final decision of a court or other governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal is considered to be valid and upheld.

        7.04    Challenges:    VGX, VGX affiliates, VGX Partners, or sublicensees are not permitted directly or indirectly, to challenge the validity or enforceability of any of Patent Rights. Such breach shall result in termination of this license.

Article 8    ASSIGNABILITY/SUCCESSION/CHANGE IN CONTROL

        8.01    VGX Assignability:    The rights acquired herein by VGX are not assignable or transferable in whole or part (by assignment, merger, succession, operation of law or otherwise) to any Third Party, without prior written permission from Dow, which Dow may withhold in its absolute discretion. A change of control shall be considered for purposes of this paragraph a transfer of the Agreement. A "change of control" means a change in the direct or indirect power to direct or cause the direction of the management and policies of VGX, whether through ownership or voting securities, by contract or otherwise, or the sale of fifty percent (50%) or more of the equity interest of VGX. Any attempted assignment in violation of this provision shall be void. In the event of a "change in control" of VGX, VGX shall promptly notify Dow of such change in control and Dow shall be permitted to terminate the Agreement subject to the provisions of Section 10.05. Notwithstanding the foregoing, in the event that all of the equity and assets of VGX are acquired by a Third Party, Dow will provide its written permission for the Agreement to be transferred, provided such Third Party agrees in writing to be bound by the terms and conditions of this Agreement.

        8.02    Dow Assignability:    Dow shall have the right to assign this Agreement in connection with the reorganization, consolidation, spin-off, sale or transfer of assets related to that portion of its business pertaining to the subject matter of this Agreement, either alone or in conjunction with other Dow businesses. In addition, Dow shall have the right to assign its respective rights or obligations and delegate its performance hereunder, in whole or in part, to any of its Affiliates. In either event, the assignee shall agree in writing to be bound by all the terms of this Agreement.

Article 9    UNITED STATES GOVERNMENT EXPORT CONTROL REGULATIONS

        9.01    Export Control Regulations:    The Parties acknowledge that, in the course of performing under this Agreement, they may have access to certain information about the production and/or development of certain materials that are subject to export control regulations of the U.S. Department of Commerce and require a specific license from that agency before such technology can be transferred outside the United States or disclosed in the United States to nationals of other countries (unless such individuals have been granted U.S. citizenship, permanent residence, or legal status) (the "Controlled Technology"). In addition to the obligations imposed by Article 5, each Party agrees not to release Controlled Technology that it may obtain from the other Party unless it is released to (i) a U.S. citizen, (ii) an individual who currently holds permanent resident or asylee status in the United States, or (iii) pursuant to a license granted by the U.S. Department of Commerce.

Article 10    TERM AND TERMINATION

        10.01    Term:    Unless previously terminated in accordance with the following provisions of this Article 10, this Agreement is effective as of the Effective Date of this Agreement and shall expire, on a country-by-country basis, (i) ten (10) years from the date of first sale of a Product, or (ii) expiration of the last to expire patent in the Patent Rights licensed hereunder, whichever is longer. Upon such expiration, all rights and licenses granted to VGX hereunder shall become irrevocable and fully paid-up.

        10.02    VGX's Right to Terminate:    VGX shall have the right to terminate this Agreement one (1) Calendar Year after the Effective Date, provided VGX provides thirty (30) days written notice of such termination. Notwithstanding the previous sentence, in the event VGX withdraws its IND or no longer seeks regulatory approval for the Product, VGX shall have the right to terminate this agreement by providing thirty (30) days written notice of such termination.

        10.03    Dow's Right to Terminate:    Dow shall have the right to terminate this Agreement by giving thirty (30) days written notice to VGX if substantial health and safety risks associated with the Pfenex Expression Technology™ used by VGX create a material risk to Dow (after taking into account VGX's indemnification obligations, any insurance coverage provided by VGX or held by Dow, and defenses available to VGX (including without limitation product liability defenses and indemnification of government contractors) that cannot be mitigated short of termination.

        10.04    Termination of Agreement for Breach:

  (a)
  Either Party may terminate this Agreement upon at least thirty (30) days written notice to the other Party should the other party commit a material breach of its obligations or be in default under any of the provisions of this Agreement if: (i) the Party in breach has failed to cure the breach or default within the same thirty (30) day notice period; (ii) if such breach or default cannot be cured within the thirty (30) day period, and the Party in breach has not taken reasonable steps to cure the breach or default. If the breach or default can not be cured within the thirty (30) day period, the Party in breach shall notify the non-breaching Party of the steps taken toward curing such default or breach and the plans to totally cure such default or breach as soon as reasonably possible. If the Party in breach fails to provide such notice, the non-breaching Party shall be free to terminate with immediate effect by notice to the Party in breach.

  (b)
  If VGX shall at any time default in the payment of any license fee, milestone fee or royalty or in the making of any report hereunder, or shall commit any material breach of any covenant herein contained, and shall fail to remedy any such default or breach within thirty (30) days after written notice thereof by DOW, then DOW may, at its option, terminate the license and all other rights herein granted, by giving notice to VGX in writing to such effect.

  (c)
  Notwithstanding a Party's right to terminate this Agreement as a result of a non-cured material breach by the other Party, the non-breaching Party shall not be prevented from seeking any other remedy which may be available to it in equity, including specific performance on the part of the party in breach.

  (d)
  In the event that reasonable grounds for insecurity arise with respect to the performance of VGX's obligations to timely pay any Royalty hereunder, Dow may in writing demand adequate assurance of due performance and, if VGX does not provide such adequate assurance in a manner reasonably satisfactory to Dow within thirty (30) days of such demand, Dow may, at it's option, terminate this Agreement upon written notice to VGX.

        10.05    Insolvency:    Either Party may terminate this Agreement if, at any time:

  (a)
  the other Party makes an assignment for the benefit of creditors or admits in writing its inability generally to pay or is generally not paying its debts as such debts become due;

  (b)
  any decree or order for relief is entered against the other Party under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law;

  (c)
  the other Party petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official, of such other Party or any substantial part of its assets, or commences a voluntary case under the bankruptcy law of any jurisdiction;

  (d)
  any such petition or application is filed, or any such proceedings are commenced, against the other Party and such other Party by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order for relief, order, judgment or decree remains unstayed and in effect for more than sixty (60) days; or

  (e)
  any order, judgment or decree is entered in any proceedings against the other Party decreeing the dissolution of such other Party and such order, judgment or decree remains unstayed and in effect for more than sixty (60) days.

        10.06    Effects of Termination/Survival:

  (a)
  Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to or upon such expiration or termination. Accordingly, Dow rights under Article [7] shall survive expiration of termination of this Agreement for any reason. Sections [3.04, Articles 5 and Article 6] shall survive expiration or termination of this Agreement and VGX shall not be relieved of any payment obligation that may have accrued prior to such expiration or termination.

  (b)
  Upon an early termination of this Agreement due to a change of control of VGX, VGX shall, except in the case of a breach by VGX, insolvency by VGX as specified in this Article, be entitled to sell, for a period of twelve (12) months, remaining inventories of any Product(s) which are already in its possession. Such sales shall be in accordance with this Agreement and the Parties shall continue to be obligated to make all applicable payments hereunder.

  (c)
  After termination, except as provided in (b) above, any remaining Product and all Biological Material and Confidential Information relating, if any, shall be destroyed or shall be returned, respectively, and the destruction shall be certified to Dow by a representative of VGX.

        10.07    Termination for Violations:    Violation of the U.S. Export Control laws or regulations by VGX shall constitute grounds for Dow, in its sole discretion, to terminate this license agreement.

Failure to obtain any needed export control license may result in criminal liability under the United States law.

Article 11    ADVERTISING/PUBLICITY

        11.01    Neither the granting of the license herein granted by Dow nor the acceptance of the milestone payments or royalties hereunder by Dow shall constitute Dow's approval of, or acquiescence in, advertising or other business practices of VGX, nor an approval of or acquiescence in any use of the corporate name of Dow, use of the name(s) of the inventors of the Patent Rights licensed, in connection with the manufacture, advertising, use or sale of Product, and Dow hereby expressly reserves all rights of actions with respect thereto.

        11.02    Dow and VGX hereby agree to issue a joint press release upon signing of this Agreement. The wording of said press release shall be mutually agreed by both parties prior to issuance.

Article 12    NOTICES

        12.01    Notices:    Any notice or other communication required or permitted to be given by either party under this Agreement shall be given in writing and shall be effective when delivered, if delivered by hand, reputable courier service or five days after mailing if mailed by registered or certified mail, postage prepaid and return receipt requested, addressed to each party at the following addresses or such other address as may be designated by written notice by either Party:

For Dow Global Technologies Inc.:

Dowpharma—Business Leader
The Dow Chemical Company
5501 Oberlin Drive
San Diego, CA 92121

With a copy to:
The Dow Chemical Company
9330 Zionsville Road
Indianapolis, IN 46268
Attention: General Patent Counsel

For VGX:

VGX Pharmaceuticals, Inc.
450 Sentry Parkway
Blue Bell, PA 19422
Attention: J. Joseph Kim

Article 13    MISCELLANEOUS

        13.01    Severability:    If any clause, provision, or section of this Agreement attached hereto, shall, for any reason, be held illegal, invalid or unenforceable, the parties shall negotiate in good faith and in accordance with reasonable standards of fair dealing, a valid, legal, and enforceable substitute provision or provisions that most nearly reflect the original intent of the parties under this Agreement in a manner that is commensurate in magnitude and degree with the changes arising as a result of any such substitute provision or provisions. All other provisions in this Agreement shall remain in full force and effect and shall be construed in order to carry out the original intent of the parties as nearly as possible (consistent with the necessary reallocation of benefits) and as if such invalid, illegal, or unenforceable provision had never been contained herein.

        13.02    Merger of Understanding:    Except for the Confidentiality Agreement signed December 12, 2005 and the Services agreement signed on February 8, 2006 this Agreement constitutes the entire

Agreement between the Parties regarding the subject matter hereof and all prior negotiations and understandings between the parties are deemed to be merged into this Agreement.

        13.03    Force Majeure:    Neither of the Parties shall be liable for any default or delay in performance of any obligation under this Agreement caused by any of the following: Act of God, war, terrorism, riot, fire, explosion, accident, flood, sabotage, compliance with governmental requests, laws, regulations, orders or actions, national defense requirements or any other event beyond the reasonable control of such Party; or labor trouble, strike, lockout or injunction (provided that neither of the Parties shall be required to settle a labor dispute against its own best judgment). The party invoking the provisions of this Section shall give the other Party written notice and full particulars of such force majeure event. Both Dow and VGX shall use reasonable business efforts to mitigate the effects of any force majeure on their respective part.

        13.04    Relationship of the Parties:    The relationship of Dow and VGX is strictly one of independent contractors and the parties acknowledge that this Agreement does not create a joint venture, partnership, or the like, between them. VGX and DOW shall always remain independent contractors in its performance of this Agreement. Neither party to this Agreement shall have any authority to employ any person as an employee or agent for or on behalf of the other party to this Agreement for any purpose, and neither party to this Agreement, nor any person performing any duties or engaging in any work at the request of such party, shall be deemed to be an employee or agent of the other party to this Agreement.

        13.05    Choice of Law; Submission to Jurisdiction:    All questions with respect to the construction of this Agreement and the rights and liabilities of the Parties hereto shall be determined in accordance with the laws of the State of Delaware applicable to business arrangements entered into and performed entirely within the State of Delaware. The Parties hereto irrevocably (a) submit to the exclusive personal jurisdiction of any state court or federal court in the State of Delaware in any suit, action or other legal proceeding relating to this Agreement; (b) agree that all claims in respect of any such suit, action or other legal proceeding may be heard and determined in, and enforced in and by, any such court; and (c) waive any objection that they may now or hereafter have to venue in any such court or that such court is an inconvenient forum.

        13.06    Provisions Contrary to Law:    In performing this Agreement, the Parties shall comply with all applicable laws and regulations. Nothing in this Agreement shall be construed so as to require the violation of any law, and wherever there is any conflict between any provision of this Agreement and any law the law shall prevail, but in such event the affected provision of this Agreement shall be affected only to the extent necessary to bring it within the applicable law.

        13.07    Remedies:    Except as otherwise expressly stated in this Agreement, the rights and remedies of a party set forth herein with respect to failure of the other to comply with the terms of this Agreement (including, without limitation, rights of full termination of this Agreement) are not exclusive, the exercise thereof shall not constitute an election of remedies and the aggrieved party shall in all events be entitled to seek whatever additional remedies may be available in law or in equity.

        13.08    Fees:    Except as otherwise provided herein, each Party shall bear its own legal fees incurred in connection with the transactions contemplated hereby.

        13.09    Headings:    Headings herein are for convenience of reference only and shall in no way affect interpretation of this Agreement.

        13.10    Counterparts:    This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

        13.11    Appendices:    The appended Appendices and any modifications or amendments thereof form an integral part of this Agreement.

        IN WITNESS WHEREOF, the Parties hereto have understood, agreed to and caused this Agreement to be executed in duplicate originals by their duly authorized representatives as of the date written beneath their respective signatures.

Dow Global Technologies Inc. (Licensor)		VGX Pharmaceuticals, Inc. (VGX)
By:	/s/ JAMES M. BLATT	By:	/s/ J. JOSEPH KIM
Name:	James M. Blatt	Name:	J. Joseph Kim
Title:	President	Title:	President and C.E.O.
Date:	April 18, 2007	Date:	March 13, 2007

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Pfenex Expression Technology™ COMMERCIAL LICENSE AGREEMENT